Exhibit 99.1

COST PLUS, INC. ANNOUNCES FIRST QUARTER RESULTS AND PROVIDES GUIDANCE FOR

SECOND QUARTER

Oakland, CA – May 19, 2005 – Cost Plus, Inc. (NASDAQ: CPWM) announced today financial results for its fiscal first quarter ended April 30, 2005.

The Company reported a net loss of $138,000 or $0.01 per diluted share for the first quarter of fiscal 2005. The net loss includes pre-tax charges totaling $3.1 million, or $0.09 per diluted common share, related to the departure of the Company’s former CEO and the closure of four stores. The Company earned $3.2 million, or $0.14 per diluted share, in the prior year first quarter.

Net sales for the first quarter of 2005 were $200.0 million, a 7.7% increase over first quarter 2004 net sales of $185.7 million. Comparable store sales decreased 1.9%, compared to a 3.4% increase for the first quarter of 2004.

The Company indicated that weaker than expected customer traffic surrounding the Easter Holiday was the primary reason for the comparable store sales decrease. For the quarter, sales of consumable products outperformed the home side of the business. Despite this shift, net merchandise margin rates were up 50 basis points quarter-over-quarter, reflecting a more disciplined approach to markdown activity and stronger than average sales performance from higher margin categories including bedding, home collectibles, floor coverings, jewelry and accessories, pillows and frames. The Company indicated that recent efforts to reinvigorate these higher margin businesses appear to have met with initial success.

During the quarter, the Company opened five stores and closed four stores, as planned.

Earnings guidance for the second quarter of fiscal 2005 is estimated to be in the range of $0.06 to $0.11 per diluted share vs. $0.15 per diluted share for the prior year second quarter. The Company’s guidance is predicated on the following major assumptions:

•	Ten new stores opened vs. nine stores opened in the second quarter last year. One store is anticipated to close this year vs. one store closed in the second quarter last year.

•	Comparable store sales from a decrease of 1% to an increase of 1% vs. a 3.2% increase in the prior year second quarter. The comparable store sales guidance includes lower sales of outdoor dining furniture from cooler weather in certain key markets and from an oversupply of outdoor wooden dining products in the marketplace. Other outdoor living categories have performed better thus far in the quarter, including such items as acrylic drink and dinnerware, umbrellas and outdoor furniture pillows.

•	Total sales between $202 million and $206 million vs. $190 million in the prior year.

•	Gross profit rate between 33.5% and 33.9% vs. 33.9% in the prior year. Added occupancy costs and reduced leverage from these costs offset an anticipated 30 basis point increase in merchandise margin rates between the two quarterly periods.

•	SG&A rate between 30.3% and 30.7% vs. 29.6% in the prior year. Included in second quarter 2005 SG&A expense is an additional $0.8 million in advertising production costs for media expected to run primarily in the last half of the year. These costs are expensed as incurred.

•	Pre-tax income between $2.0 million and $3.8 million vs. $5.4 million in the prior year.

•	An effective income tax rate of 38.5% in the current year vs. 38.0% in the prior year.

•	Net income between $1.2 million and $2.3 million vs. $3.3 million in the prior year.

•	Estimated earnings per diluted share between $0.06 and $0.11 vs. $0.15 last year, with weighted average shares outstanding estimated at 22.3 million for the quarter vs. 22.3 million last year.

The Company now estimates earnings per share for fiscal 2005 between $1.26 to $1.36 per diluted share based upon an estimated comparable store sales increase of approximately 1.5% in the last half of the year.

The Company’s first quarter earnings conference call will be today at 8:00 a.m. PT. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 908-6247 or (212) 346-6540. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21246289, from 10:00 a.m. PT Thursday to 10:00 a.m. PT on Friday, May 20. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home furnishings and entertaining products. As of May 19, 2005, the Company operated 240 stores in 30 states compared to 218 stores in 26 states at the same time last year.

The above statements and assumptions relating to anticipated second quarter and fiscal 2005 financial results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that effect consumer spending; international conflicts; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; further terrorist attacks and changes in accounting rules, regulations and interpretations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts, unaudited)

	First Quarter
	April 30, 2005		May 1, 2004 (As Restated)
Net sales	$200,023	100.0%	$185,703	100.0%
Cost of sales and occupancy	133,304	66.6	122,771	66.1
Gross profit	66,719	33.4	62,932	33.9

Selling, general and administrative expenses	65,157	32.6	55,156	29.7
Store preopening expenses	1,061	0.5	1,841	1.0

Income from operations	501	0.3	5,935	3.2
Net interest expense	726	0.4	822	0.4

Income (loss) before income taxes	(225)	-0.1	5,113	2.8
Income tax expense (benefit)	(87)	0.0	1,940	1.1

Net income (loss)	$(138)	-0.1%	$3,173	1.7%

Net income (loss) per share - diluted	$(0.01)		$0.14

Weighted average shares outstanding- diluted	21,914		22,556

New stores opened	5		8

See Notes 2 and 12 to the Company’s consolidated financial statements filed on Form 10-K for the year ended January 29, 2005 for information regarding the restatement.

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	April 30, 2005	May 1, 2004 (As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,759	$14,668
Short-term investments	—	1,004
Merchandise inventories	268,492	220,210
Other current assets	14,498	17,768

Total current assets	286,749	253,650

Property and equipment, net	188,134	131,567
Goodwill	4,178	4,178
Other assets	12,937	8,897

Total assets	$491,998	$398,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,377	$36,945
Income taxes payable	—	236
Accrued compensation	9,700	7,717
Short-term borrowings	10,830	—
Other current liabilities	23,738	19,124

Total current liabilities	94,645	64,022

Capital lease obligations	13,471	35,695
Long-term debt	54,121	—
Other long-term obligations	35,328	31,355

Shareholders’ equity:
Common stock	220	219
Additional paid-in capital	163,128	156,066
Retained earnings	132,071	110,935
Other comprehensive income	(986)	—

Total shareholders’ equity	294,433	267,220

Total liabilities and shareholders’ equity	$491,998	$398,292

See Notes 2 and 12 to the Company’s consolidated financial statements filed on Form 10-K for the year ended January 29, 2005 for information regarding the restatement.

Contact:

John Luttrell

(510) 808-9119

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